Francis & Co., CPA's

1225 Johnson Ferry Rd. Suite 400, Marietta, GA 30068

Securities and Exchange Commission

450 - Fifth Street, NW

Washington, DC 20549

Gentlemen:

Francis & Co., CPAs is the former independent registered accountant of Manasota Group, Inc. (the "Company").  We have read the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and are in agreement with the contents of ITEM 9 thereof, first three paragraphs.  For the remainder of such Report, we have no basis to agree or disagree with other statements of the Company contained therein.

Respectfully submitted,

/S/ Eddie Y. Francis

Atlanta, Georgia

May 14, 2013